Exhibit 99.4

[ONCOGENEX LOGO]

January 26, 2007

VIA EDGAR

Todd Hardiman
Associate Chief Accountant
Securities and Exchange Commission
100 F Street NE
Mail Stop 5546
Washington, DC 20549

Re:                               OncoGenex Technologies Inc.
Form F-1 Registration Statement (File No. 333-139293)
Request for Waiver of 12-month Requirement in Item 8.A.4

Dear Sir/Madam:

                In connection with its initial public offering, OncoGenex Technologies Inc. (the “Company”) hereby requests a waiver of the requirement in Item 8.A.4 of Form 20-F that the last year of the Company’s audited financial statements be as of a date not older than 12 months at the time of filing (the “12-month Requirement”). Concurrently herewith, the Company has filed Amendment No. 1 to its registration statement on Form F-1 (the “Registration Statement”). The Registration Statement includes audited consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related audited consolidated statements of loss, shareholders’ deficiency, and cash flows for each of the three years in the period ended December 31, 2005. The Registration Statement also includes unaudited consolidated balance sheets of the Company as of September 30, 2006 and the related unaudited consolidated statements of loss, shareholders’ deficiency, and cash flows for the nine months ended September 30, 2006 and 2005 and for the period from May 26, 2000 (Date of Inception) to September 30, 2006. The Company anticipates that the amended Registration Statement will become effective prior to March 31, 2007.

                Item 4 of Form F-1 requires that the Company include in the Registration Statement and prospectus the information required by Part I of Form 20-F, including Item 8 of Form 20-F relating to financial statements. Item 8.A.4. of Form 20-F and Instruction 1 thereto provide that the last year of the Company’s audited financial statements may not be older than 15 months at the time the registration statement is declared effective (the 15-month Requirement”). In the case of the Company’s initial public offering, Item 8.A.4. also provides that the last year of the Company”s audited financial statements may not be older than 12 months at the time the document is filed; however, Instruction 2 to Item 8.A.4. states that:

“we [the Staff] will waive this requirement in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with the requirement is impracticable or involves undue hardship.”

                In “International Reporting and Disclosure Issues in the Division of Corporation Finance”, dated November 1, 2004, as updated February 24, 2005, available at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm (the “International Reporting Paper”), the Staff confirmed that:

“the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship.”

The Staff elaborated, explaining that:

“As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only time that we anticipate audited financial statements will be filed under the 12-month rule and when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

                In connection with the Company’s request for a waiver of the 12-month Requirement, the Company represents and certifies to the Staff that: (1) the Company is not required to comply with the 12-month Requirement in any other jurisdiction outside the United States; (2) the audited financial statements that would be required pursuant to the 12-month Requirement are not readily available to the Company; and (3) it would be impracticable and would involve undue hardship for the Company to comply with the 12-month Requirement. The Company acknowledges that if a waiver of the 12-month Requirement is granted by the Staff, the Company must comply with the 15-month Requirement. Accordingly, the Company understands that if the Registration Statement is not declared effective until after March 31, 2007, the Company will be required to amend the Registration Statement to include audited financial statements of the Company for the year December 31, 2006.

                In accordance with Instruction 2 to Item 8.A.4. of Form 20-F, this request has been filed as an exhibit to the Registration Statement.

                Please contact me by phone at (604) 736-3678 or by facsimile at (604) 736-3687 if you have any questions about this request.

Sincerely,

ONCOGENEX TECHNOLOGIES INC.

/s/ Scott Cormack
Scott Cormack
President and Chief Executive Officer